SHAREHOLDER MEETING (Unaudited) On March 7, 2002, the Annual Meeting of
         Fund was held to elect six Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund. The common shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows: WITHHELD FOR AUTHORITY James F. Carlin 5,601,085 71,697 William H. Cunningham 5,596,881 75,902 John P. Toolan 5,592,739
         80,043 Patti McGill Peterson 5,593,096 79,686 John A. Moore 5,597,012
         75,770 The preferred shareholders elected John M. DeCiccio to serve until his respective successor is duly elected and qualified, with the votes tabulated as follows: 393 FOR and 0 WITHHELD AUTHORITY. The shareholders also ratified the Trustees' selection of Deloitte & Touche LLP as the Fund's independent auditors for the fiscal year ending July 31, 2002, with the votes tabulated as follows: 5,562,876 FOR, 38,774 AGAINST and 70,632 ABSTAINING.